THOMAS WEISEL PARTNERS GROUP, INC.
PROMOTES ROBERT W. KITTS TO CEO OF INVESTMENT BANKING AND
NAMES TWO NEW CO-DIRECTORS OF INVESTMENT BANKING

San Francisco, CA, May 15, 2007 - Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG), an investment bank focused on the growth sectors of the economy, announced today that Robert W. Kitts will be named “Chief Executive Officer - Investment Banking” and that William McLeod and Brad Raymond are being promoted to Co-Directors of Investment Banking reporting to Mr. Kitts.

These changes were announced in connection with the announcement by Blake J. Jorgensen, the firm’s current Co-Director of Investment Banking, of his upcoming departure from the firm to accept the position of Chief Financial Officer of Yahoo! Inc. Mr. Jorgensen was a founding partner of Thomas Weisel Partners in 1998 and also served as the firm’s Chief Operating Officer for a five year period beginning in 2002.

“As a founding partner of our firm, Blake Jorgensen played a critical role in establishing Thomas Weisel Partners as a premier growth-focused investment bank. His leadership and organizational skills as a COO were critical in building our infrastructure, brand and overall capability. As Co-Director of Investment Banking over the past three years, Blake helped us successfully position our investment banking group to increase revenues by 65% in 2006 from 2005. We wish him success as he makes a career change and takes on the CFO position at Yahoo.” said Thomas Weisel, CEO and Chairman. “Bob Kitts will continue his strong leadership of our investment banking business and the promotions of Bill McLeod and Brad Raymond reflect the increasing importance of the roles they have been playing within our firm.”

Robert Kitts has served as the firm’s Co-Director of Investment Banking since February 2004 and previously served as the firm’s Co-Director of Mergers & Acquisitions from the time he joined the firm in September 2000. Prior to joining Thomas Weisel Partners, Mr. Kitts spent sixteen years at Morgan Stanley and Gleacher & Co., most recently as Head of the Mergers & Acquisitions Department’s Business Development Group and Co-Head of the Financial Sponsors Group at Morgan Stanley. Mr. Kitts received a bachelor of business administration degree from Pace University and an M.B.A. from Harvard Business School.

William McLeod joined Thomas Weisel Partners in 2004 and currently serves as the firm’s Head of Capital Markets. Prior to joining Thomas Weisel Partners, Mr. McLeod had more than 14 years of Wall Street investment banking experience, including at Banc of America Securities, as Co-Head of U.S. Equity Capital Markets, and at J.P. Morgan Securities. Mr. McLeod has a bachelor’s degree from Southern Methodist University and an M.B.A. from the University of Chicago.

Brad Raymond joined Thomas Weisel Partners in 2004 and currently serves as a Managing Director within the firm’s investment banking group. Mr. Raymond has more than 14 years of investment banking experience, with a focus on the technology sector. Prior to joining Thomas Weisel Partners, Mr. Raymond was affiliated with Morgan Stanley from 1999 to 2004, including serving as Co-Head of Software Investment Banking. In addition, Mr. Raymond worked within the technology investment banking groups at both J.P. Morgan Securities and Alex. Brown & Sons. Mr. Raymond has a bachelor’s degree from Harvard College and an M.B.A. from the Haas School of Business at the University of California at Berkeley.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco, California with additional offices in New York City, Boston, Silicon Valley, Portland, Chicago and Mumbai, India.

Media Contact:
Amanda Gaines-Cooke
415-364-2638